Exhibit 99.1

Shift4 Announces Closing of Offering of $450.0 Million of Senior Notes due 2026

ALLENTOWN, PA., October 29, 2020 – Shift4 Payments, Inc. (NYSE: FOUR), a leading independent provider of integrated payment processing and technology solutions, today announced the completion of the previously announced offering of $450.0 million aggregate principal amount of 4.625% senior notes due 2026 (the “Notes”) by Shift4 Payments, LLC (“Shift4”) and Shift4 Payments Finance Sub, Inc., subsidiaries of Shift4 Payments, Inc. The Notes are guaranteed, jointly and severally, on a senior unsecured basis, by certain of Shift4’s subsidiaries.

The net proceeds of the offering, together with cash on hand, will be used to (i) repay all indebtedness outstanding under Shift4’s first lien term loan facility (the “First Lien Term Loan Facility”) and (ii) the remainder, if any, for general corporate purposes. As of the date of this press release, the outstanding aggregate principal amount of the First Lien Term Loan Facility is $450.0 million.

The Notes were offered in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered within the United States to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the Notes were made only by means of a private offering memorandum.

About Shift4 Payments:

Shift4 Payments (NYSE: FOUR) is a leading independent provider of integrated payment processing and technology solutions, delivering a complete ecosystem of solutions that extend beyond payments to include a wide range of value-added services. The company’s technologies help power over 350 software providers in numerous industries, including hospitality, retail, F&B, e-commerce, lodging, gaming, and many more. With over 7,000 sales partners, the company securely processed more than 3.5 billion transactions annually for over 200,000 businesses in 2019.

Investor Relations:

Sloan Bohlen

610.596.4475

investors@shift4.com

Media Contacts:

James McCusker

jmccusker@soleburytrout.com

Nate Hirshberg

Vice President, Marketing

Shift4 Payments

888.276.2108 x1107

nhirshberg@shift4.com